Exhibit 14.1

Code of Ethics For Senior Financial Officers

Republic Bank’s Code of Conduct applies to all directors and employees. This Code of Ethics applies to Republic Bank’s Senior Financial Officers and expresses additional and higher ethical conduct which Republic Bank expects and requires.

1. Senior Financial Officers. The Senior Financial Officers (the “SFO’s”) to whom this Code of Ethics applies are the following officers: the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer, the Loan Servicing Operations Manager, the Corporate Operations Manager, and the Director of Accounting Operations. The Board of Directors has determined that the SFO’s are those officers who have a significant role in the Republic Bank’s financial reporting and disclosures.

2. Full and Fair Disclosure. On behalf of Republic Bank, SFO’s shall assure that public communications and periodic reports filed with the Securities and Exchange Commission shall be full, fair, accurate, timely and understandable. The SFO’s must promptly inform the Audit Committee of the Board of Directors (the “Audit Committee”) of any material information of which they may become aware that (1) affects the disclosures made by Republic Bank in its public communications or public filings or (2) otherwise may assist the Audit Committee in fulfilling its responsibilities as specified in its charter.

3. Deficiencies and Fraud. The SFO’s shall promptly inform the Audit Committee of any (a) significant deficiencies in the design or operation of internal controls which could adversely affect Republic Bank’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4. Ethics and Conflicts of Interest. SFO’s shall discharge their duties honestly and ethically. SFO’s shall avoid (1) actual and apparent conflicts of interests in their relationships and transactions, whether personal or professional, and (2) all relationships and transactions that reasonably could be expected to give rise to such an actual or apparent conflict. SFO’s shall promptly inform the Audit Committee and either the General Counsel, the Internal Audit Director or the CEO of any violation of Republic Bank’s Code of Conduct or this Code of Ethics, including any actual or apparent conflicts of interest in their own relationships or transactions.

5. Securities Law Violations. The SFO’s shall promptly bring to the attention of the General Counsel, the Internal Audit Director or the CEO and to the Audit Committee any information which they may have concerning evidence of a material violation of (1) the securities or other laws, rules or regulations applicable to Republic Bank and the operation of its business by Republic Bank or any agent thereof, or (2) the Code of Conduct or of this Code of Ethics by any SFO.

6. Enforcement. The Board of Directors or such appropriate person as they may designate shall determine appropriate actions to be taken in the event of violations by one of the SFO’s of the Code of Conduct or of these additional procedures. Such

Exhibit 14.1

actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Conduct and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation of this Code of Ethics. The Board of Directors or their designee may censure such individual, demote or re-assign the individual involved, suspend with or without pay or benefits or terminate the individual’s employment, or such other action which the Board may determine. In determining what action is appropriate in a particular case, the Board of Directors or their designee shall take into account all relevant information, including (a) the nature and severity of the violation, (b) whether the violation was a single occurrence or repeated occurrences, (c) whether the violation appears to have been intentional or inadvertent, (d) whether the individual in question had been advised prior to the violation as to the proper course of action, (e) whether or not the individual in question had committed other violations in the past, and (f) other factors which may present themselves in that situation.

7. Waiver and Notice. This Code of Ethics may not be waived except by the Board of Directors or such appropriate person as the Board of Directors may appoint. Any such waiver shall be reported within two business days to the appropriate regulatory authority and, if practicable, on the internet web site of Republic Bank. Any revision to this Code of Ethics shall likewise be promptly posted, if practicable, on Republic Bank’s internet web site.